Exhibit 99.1

Company:	Jack Henry & Associates, Inc.	Analyst Contact:	Kevin D. Williams
	663 Highway 60, P.O. Box 807		Chief Financial Officer
	Monett, MO 65708		(417) 235-6652

		Press Contact:	Jessica Randall
Corporate Communications Manager
(704) 357-0298

Jack Henry & Associates to Acquire Ensenta Corporation
- Acquisition of cloud-based mobile payment technology provider expands Jack Henry & Associates' strategic presence in the payments industry -

MONETT, MO. - November 28, 2017 - Jack Henry & Associates, Inc. (NASDAQ:JKHY) is a leading provider of technology solutions and payment processing services primarily for the financial services industry. Today the company announced that it entered into a definitive agreement for the acquisition of California-based Ensenta Corporation, a leading provider of real-time, cloud-based solutions for mobile and online payments and deposits.
Ensenta was founded in 2001 in Silicon Valley, California and supports more than 1,100 financial institutions and government agencies with patented technologies across ATM, mobile, online desktop, merchant, and branch channels. Upon closing of the transaction, Jack Henry & Associates and Ensenta will collectively support approximately 2,300 financial institutions with consumer remote deposit capture services.
Ensenta’s proven payment technologies mitigate risk, minimize compliance exposure, increase back office efficiencies, and improve funds availability for consumers and businesses. Ensenta’s risk management tools would enhance risk mitigation and compliance for the mobile remote deposit clients and partners served by Jack Henry & Associates’ Enterprise Payment Solutions™ group. This acquisition would also expand Jack Henry & Associates’ ability to conduct real-time transactions with third-party platforms, extending the company’s presence in the credit union market through shared branching technology.
Under the terms of the definitive agreement, at the closing Jack Henry & Associates will purchase all of the equity of Ensenta. Financial details were not disclosed.
According to David Foss, President and CEO of Jack Henry & Associates, "Payments represents one of our fastest-growing business lines, and we’re committed to supporting our customers with the best, high-demand payment solutions available today. This acquisition positions Jack Henry & Associates as the largest provider of consumer remote deposit solutions in the industry while significantly expanding the payment options we can offer to small businesses. Additionally, through this acquisition we will more than double the number of credit unions served by our Enterprise Payment Solutions group, opening up new relationships and cross-selling opportunities in the credit union market. We are excited to have Ensenta join our team and we are confident that their proven solutions will expand our market presence and potential."
Kevin Williams, CFO of Jack Henry & Associates, said, “This acquisition delivers on our commitment to invest in our payments strategy. Ensenta has demonstrated strong market growth, client retention rates, recurring revenue, margins, and opportunity in adjacent markets. The solutions gained through this transaction are a natural complement to our existing payments suite and extend the breadth of technology that we can sell inside and outside our core bases and to new clients within our respective bases.”
Edward Viera, CEO of Ensenta, said, “We are delighted to be joining Jack Henry & Associates, a market leader that shares our vision for delivering product and service excellence. They will provide us with access to significant resources for accelerating our innovation initiatives and an exciting growth opportunity for our clients, our people, and our products.”
The acquisition is expected to close in December 2017, subject to regulatory approvals and customary closing conditions.
About Ensenta
Trusted by the U.S. Treasury and more than 1,100 financial institutions, Ensenta is a provider of innovative enterprise-wide SaaS solutions for mobile and online deposits and payments. Its Safer and Smarter™ real-time SaaS payment technologies mitigate risk, minimize compliance exposure, increase back-office efficiencies, and improve funds availability. Ensenta’s products and services are distributed by leading mobile and online banking providers, core banking processors and ATM networks and manufacturers. Ensenta received two XCelent awards for technology and functionality by Celent. For more information, visit Ensenta’s website at ensenta.com.
About Jack Henry & Associates, Inc.

Exhibit 99.1

Jack Henry & Associates, Inc.® (NASDAQ:JKHY) is a leading provider of technology solutions and payment processing services primarily for the financial services industry. Its solutions serve approximately 9,000 customers nationwide, and are marketed and supported through three primary brands. Jack Henry Banking® supports banks ranging from community banks to multi-billion dollar institutions with information processing solutions. Symitar® is a leading provider of information processing solutions for credit unions of all sizes. ProfitStars® provides highly specialized products and services that enable financial institutions of every asset size and charter, and diverse corporate entities to mitigate and control risks, optimize revenue and growth opportunities, and contain costs. Additional information is available at www.jackhenry.com.

Statements made in this news release that are not historical facts are forward-looking information. Actual results may differ materially from those projected in any forward-looking information. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information. Additional information on these and other factors, which could affect the Company’s financial results, are included in its Securities and Exchange Commission (SEC) filings on Form 10-K, and potential investors should review these statements. Finally, there may be other factors not mentioned above or included in the Company’s SEC filings that may cause actual results to differ materially from any forward-looking information.